Artisan Partners Asset Management Inc. Reports March 2024 Assets Under Management
Milwaukee, WI - April 9, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of March 31, 2024 totaled $160.4 billion. Artisan Funds and Artisan Global Funds accounted for $77.4 billion of total firm AUM, while separate accounts and other AUM1 accounted for $83.0 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of March 31, 2024 - ($ Millions)
Growth Team
Global Opportunities	$22,599
Global Discovery	1,639
U.S. Mid-Cap Growth	13,771
U.S. Small-Cap Growth	3,302
Global Equity Team[3]
Global Equity	376
Non-U.S. Growth	13,722
China Post-Venture	161
U.S. Value Team
Value Equity	4,610
U.S. Mid-Cap Value	2,895
Value Income	14
International Value Team
International Value	42,956
International Explorer	306
Global Value Team
Global Value	27,298
Select Equity	347
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,042
Credit Team
High Income	10,333
Credit Opportunities	230
Floating Rate	77
Developing World Team
Developing World	3,837
Antero Peak Group
Antero Peak	2,039
Antero Peak Hedge	206
International Small-Mid Team[3]
Non-U.S. Small-Mid Growth	7,390
EMsights Capital Group
Global Unconstrained	596
Emerging Markets Debt Opportunities	110
Emerging Markets Local Opportunities	528

Total Firm Assets Under Management ("AUM")	$160,384
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $82 million.
3 Effective March 31, 2024, the International Small-Mid team, managing the Non-U.S. Small-Mid Growth strategy, became its own autonomous investment franchise.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.